                                                                       Exhibit 5




                        Taft, Stettinius & Hollister LLP
                               1800 Firstar Tower
                                425 Walnut Street
                           Cincinnati, Ohio 45202-3957

                                  May 20, 1999


Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

           Re:  The Kroll-O'Gara Company
                Securify Inc. 1998 Stock Option Plan
                Securify Inc. 1998 Stock Plan
                ------------------------------------

Dear Sir or Madam:

           We have acted as counsel for The Kroll-O'Gara Company, an Ohio corporation (the "Company"), in connection with the registration of shares issuable pursuant to Securify Inc.'s 1998 Stock Option Plan and Securify Inc.'s 1998 Stock Plan (collectively the "Plans"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereupon, we are of the opinion that the shares of common stock, $.01 par value, of the Company which may be issued and sold pursuant to the Plans will be, when issued and sold in accordance with the terms of the Plans, duly authorized, validly issued, fully paid and nonassessable.

           We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect registration under the Securities Act of 1933 of 175,095 shares to be issued and sold pursuant to the Plans.


                                            TAFT, STETTINIUS & HOLLISTER LLP